                                                                     EXHIBIT 8.3

                                October 9, 1998




The Banc Corporation
17 North 20th Street
Birmingham, Alabama  35203

         RE: THIRD AMENDED AND RESTATED REORGANIZATION AGREEMENT AND PLAN OF MERGER BY AND AMONG WARRIOR CAPITAL CORPORATION, THE BANC CORPORATION AND FIRST CITIZENS BANCORP, INC.

Gentlemen:

         We have acted as counsel to The Banc Corporation, a Delaware corporation ("TBC"), in connection with the proposed merger (the "Merger") of First Citizens Bancorp, Inc., an Alabama corporation ("Bancorp"), with and into TBC, pursuant to the terms of the Third Amended and Restated Reorganization Agreement and Plan of Merger, dated as of April 15, 1998 (the "Plan of Merger"), by and among Warrior Capital Corporation, an Alabama corporation, TBC and Bancorp, as described in more detail in the Plan of Merger and in the Registration Statement on Form S-4 (Commission File No. 333-58493) filed by TBC with the Securities and Exchange Commission, as amended (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.


         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Plan of Merger, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have (i) relied upon certain written representations and covenants of TBC and Bancorp which are annexed hereto (the "Representations and Warranties"), (ii) assumed that the transactions contemplated by the Plan of Merger will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition stated therein and material to this opinion will be waived by any party), and (iii) assumed that the Merger will be reported by TBC and Bancorp on their respective federal income tax returns in a manner consistent with the opinion set forth below.


         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing and assuming that, as of the Effective Time of the Merger and following the Merger there will be no acts or omissions which will violate or be inconsistent with any of the Representations and Warranties, we are of the opinion that:


                  (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and TBC and Bancorp will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;


                  (ii) No gain or loss will be recognized by TBC or Bancorp as a result of the Merger;

                  (iii) No gain or loss will be recognized by a Bancorp shareholder who receives solely shares of TBC Common Stock in exchange for Bancorp Common Stock;

                  (iv) The receipt of cash by a Bancorp shareholder in lieu of fractional shares of TBC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by TBC. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code, provided the redemption is not essentially equivalent to a dividend;

                  (v) The tax basis of the shares of TBC Common Stock received by a Bancorp shareholder will be equal to the tax bases of the Bancorp Common Stock exchanged therefor, excluding any basis allocable to a fractional share of TBC Common Stock for which cash is received;

                  (vi) The holding period of the shares of TBC Common Stock received by a Bancorp shareholder will include the holding period or periods of the Bancorp Common Stock exchanged therefor, provided that the Bancorp Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time of the Merger; and

                  (vii) Where solely cash is received by a Bancorp shareholder in exchange for his Bancorp Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his Bancorp Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Plan of Merger.

         We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectuses which form a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                         Very truly yours,

                                         HASKELL SLAUGHTER & YOUNG, L.L.C.



                                         By        /s/  ROSS N. COHEN
                                           -----------------------------------
                                                      Ross N. Cohen




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